                                                                      EXHIBIT 11

                        THE GEON COMPANY AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

PRIMARY EARNINGS PER SHARE:

                                                          1996        1995        1994
                                                         ------      ------      ------
Number of Shares:

 Average shares outstanding                                24.2        25.4        27.6

Net effect of dilutive stock options - based on the
    treasury method using average market price               .4          .5          .5
                                                         ------      ------      ------
Total common and common equivalent shares
    outstanding                                            24.6        25.9        28.1
                                                         ======      ======      ======

Earnings per share:

Before extraordinary item and cumulative effect of
    change in method of accounting                       $  .50      $ 1.24      $ 2.06

Extraordinary loss                                         --          --          (.05)
                                                         ------      ------      ------
Net income                                               $  .50      $ 1.24      $ 2.01
                                                         ======      ======      ======


         Earnings per share for the years ended December 31, 1996, 1995 and 1994 were computed based on the weighted average number of shares of common stock outstanding and common stock equivalents. The dilutive effect of options is based on the treasury stock method using average market price for the period.

         The market price of common stock on December 31, 1996 was below the average for the year then ended. Therefore, a fully diluted earnings per share calculation is not presented.